Exhibit 4.1

EXECUTION

SECURED DEBTOR-IN-POSSESSION PROMISSORY NOTE

$273,060.00	October 3, 2016

Cosi, Inc., a Delaware corporation (“Cosi”), Hearthstone Partners LLC, a Massachusetts limited liability company (“Hearthstone Partners”), Hearthstone Associates, LLC, a Massachusetts limited liability company (“Hearthstone Associates”), Xando Cosi Maryland, Inc., a Maryland corporation (“Xando”) and Cosi Sandwich Bar, Inc., a Delaware corporation (together with Cosi, Hearthstone Partners, Hearthstone Associates and Xando, the “Borrowers”) for value received, hereby promise to pay, on a joint and several basis, to AB Value Partners, L.P., a Delaware limited partnership, or its permitted assigns ( “AB Value” or the “Holder”), the principal sum of TWO HUNDRED SEVENTY- THREE THOUSAND, SIXTY AND NO/100 DOLLARS ($273,060.00) or such lesser amount as shall equal the unpaid aggregate balance of the Loans (as defined below), in lawful money of the United States of America and in immediately available funds, on the Maturity Date as set forth herein, and interest on the unpaid principal amount of the Loans, outstanding from time to time, as set forth herein, and all fees, expenses, obligations and other amounts as set forth herein, for the period commencing on the date the first Loan is made until the Loans shall be paid in full in cash. Capitalized terms used herein have the meanings set forth in Section 1.

The outstanding principal balance of this Secured Debtor-In-Possession Promissory Note (this “Note”) at any time shall be the aggregated principal amount of the Loans less the amount of payments or prepayments of principal made on this Note by or for the account of the Borrowers (the “Adjusted Principal Balance”).

This Note, together with (i) the Secured Debtor-in-Possession Promissory Note, made by the Borrowers in favor of AB Opportunity Fund LLC (“AB Opportunity”) and dated the date hereof (the “AB Opportunity Note”) and (ii) the Secured Debtor-in-Possession Promissory Note, made by the Borrowers in favor of Milfam II L.P. (“Milfam” and together with the Holder and AB Opportunity, the “DIP Lenders”) and dated the date hereof (the “Milfam Note” and together with the AB Opportunity Note and this Note, the “DIP Notes”) represent the “DIP Loan Agreement” contemplated by the DIP Order entered by the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”) in connection with the title 11 cases (the “Bankruptcy Cases”) filed by the Borrowers on September 28, 2016 (the “Petition Date”), and reference is hereby made to the various rights and remedies provided to the DIP Lenders under the DIP Order, all of which are incorporated herein by reference. All obligations under the DIP Notes and any other Note Documents and all other Obligations shall (on a pari passu basis equal and ratably among the DIP Notes) constitute superpriority administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code and be secured by all of the Property of the Borrowers (i) pursuant to 364(c)(2) and 364(c)(3) and (ii) pursuant to Section 364(d) of the Bankruptcy Code on a superpriority priming basis (with respect to liens securing the Pre-Petition Notes), pursuant to and as provided in the DIP Order.

Section 1.	Definitions. The following terms used herein shall have the following meanings:

“363 Sale” means the sale of all or substantially all of the assets of the Borrowers pursuant to the 363 Sale Process and the Sale Milestones.

“363 Sale Process” means the process of soliciting bids (the bidding process to be reasonably acceptable to the DIP Lenders) for the purchase by one or more third parties of all or substantially all of the assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code.

“363 Sale Motion” means a motion, in form and substance satisfactory to the DIP Lenders, requesting approval by the Bankruptcy Court of the sale of all or substantially all of the assets of the Borrowers pursuant to Section 363 of the Bankruptcy Code and bidding procedures related thereto.

“AB Opportunity” has the meaning assigned to such term in the introductory paragraphs to this Note.

“AB Opportunity Note” has the meaning assigned to such term in the introductory paragraphs to this Note.

“AB Value” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Adjusted Principal Balance” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Bankruptcy Cases” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Borrowers” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Budget” means the 13-week budget prepared by the Borrowers and initially furnished to the Holder on the Effective Date and which is approved by, and in form and substance satisfactory to, the Holder, as the same may be updated, modified or supplemented from time to time as provided in Section 7.3, which shall include a weekly cash budget, including information on a line item basis as to (v) the schedule of timing and amount of projected borrowings under the DIP Notes, (w) projected cash receipts,
(x) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees), capital expenditures, asset sales and fees and expenses of the Holder and the other DIP Lenders (including counsel therefor) and any other fees and expenses relating to the Note
Documents), (y) net cash flow and (z) total available liquidity.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Collateral” has the meaning assigned to such term in Section 4.

“Commitment Amount” shall mean, (a) following the entry of an Interim Order and prior to entry of a final DIP Order, $1,800,000 and (b) from and after entry of a final DIP Order, $4,100,000

“Commitment Percentage” shall mean (i) 66.67% for Milfam, (ii) 26.67% for AB Opportunity and (iii) 6.66% for AB Value.

“Cosi” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning applied to such term in Section 3.3(c).

“DIP Lenders” has the meaning assigned to such term in the introductory paragraphs to this Note.

“DIP Notes” has the meaning assigned to such term in the introductory paragraphs to this Note.

“DIP Order” means any order of the Bankruptcy Court approving, whether on an interim or final basis, the DIP Notes, including the Interim Order, in each case in form and substance acceptable to the Holder, including provisions relating to the DIP Notes that are customary for such facilities and other provisions acceptable to the DIP Lenders and the Pre-Petition Lenders with respect to adequate protection and other appropriate provisions.

“Disposition” means the sale, lease, conveyance or other disposition of Property.

“Effective Date” means the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived.

“Event of Default” has the meaning assigned to such term in Section 10.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or impending institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Exit Fee” has the meaning assigned to such term in Section 3.8(a).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) which are applicable to the circumstances as of the date of determination

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including earnout obligations, purchase price adjustments, deferred payments and other contingent obligations, but excluding trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder, and all reimbursement or payment obligations with respect to, letters of credit, surety bonds and other similar instruments issued by such Person whether or not matured; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person; (f) all capital lease obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own equity interests prior to the date that is 180 days after the Maturity Date;
(i)          all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property owned by such Person; and (j) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Interim Order” means that certain “INTERIM ORDER UNDER 11 U.S.C. §§ 105(a), 361, 362(c)(2), 363(e) AND 364 AND FED. R. BANKR. P. 2002, 4001 AND 9014 (I) (A) AUTHORIZING DEBTORS TO OBTAIN POST-PETITION FINANCING AND (B) UTILIZE CASH COLLATERAL, AND (II) GRANTING ADEQUATE PROTECTION TO PREPETITION SECURED PARTIES” entered by the Bankruptcy Court on September 28, 2016, in connection with the financing contemplated by the DIP Notes.

“Investments” has the meaning assigned to such term in Section 8.4.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, security interest, hypothecation, indenture, preferential right, assignment, option, production payment or other lien, encumbrance or collateral security instrument in, on or to, any property or asset; or, the title of any vendor, lessor, lender or other secured party to, or interest or title of any Person under, any conditional sale or other title retention agreement, capital lease or other agreement with respect to any property or asset; or, any adverse right or interest, defect in title, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership; or, the signing of any mortgage, deed of trust, pledge, charge, security agreement, hypothecation, indenture, assignment or similar instrument, or the signing or filing of a financing statement, personal property security act filing or other similar Instrument, which names such Person as debtor, or the signing of any security agreement or other similar Instrument authorizing any other party as the secured party thereunder to file any financing statement, personal property security act filing or other similar Instrument. A Person shall be deemed to be the owner of any assets that it has placed in trust for the benefit of the holders of its indebtedness, which indebtedness is deemed to be extinguished under GAAP but for which such Person remains legally liable, and such trust shall be deemed to be a Lien.

“Loans” has the meaning assigned to such term in Section 3.1.

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the operations, assets or properties, or financial condition or prospects of the Borrowers, taken as a whole, (b) the Borrowers’ ability, taken as a whole, to pay any of the Obligations in accordance with the terms of this Note, (c) (i) the legality, validity, binding effect or enforceability of any Note Document, (ii) the perfection or priority of any Lien granted to the Holder under the Note Documents or the DIP Order, (iii) the rights and remedies of the Holder under the Note Documents or (iv) the success of the 363 Sale Process.

“Maturity Date” means the earliest of (a) the three-month anniversary of the Effective Date, (b) the sale of all or a substantial part of the assets of the Borrowers and (c) the date that the Loans shall become due and payable in full hereunder or pursuant to the DIP Order, whether by acceleration or otherwise.

“Milfam” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Milfam Note” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including cash equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and expropriation, condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) reasonable commissions and other transaction costs, fees and expenses directly attributable to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, in each case, arising post-petition, (ii) sale, use or other transaction taxes arising post-petition and paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition senior to the Obligations and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation, taking, damage or casualty to the extent such expenditure is permitted by the Budget, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, in each case, arising post- petition, and (iii) any amounts retained by or paid to parties having rights secured by a Lien on the asset which is the subject of such Event of Loss senior to the Obligations

“Note” has the meaning assigned to such term in the introductory paragraphs to this Note.

“Note Documents” means any of this Note, the other DIP Notes and all other certificates, documents, instruments or agreements executed and delivered by any Borrower for the benefit of the DIP Lenders in connection herewith or therewith, including the DIP Order.

“Obligations” means all claims of the Holder and all liabilities and obligations of every nature of the Borrowers to the Holder arising under this Note and all of the other Note Documents or any other document made, delivered or given in connection herewith or therewith, and any and all renewals, modifications, amendments, restatements, rearrangements, consolidations, substitutions, replacements, enlargements, and extensions thereof, whether for principal, interest (including interest accruing after the maturity of the Loans and interest which, but for the filing of a petition in bankruptcy with respect to the Borrowers, would have accrued on any Obligation, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance and all fees, charges and disbursements of counsel to the Holder that are required to be paid by the Borrowers pursuant hereto).

“Permitted Lien” means: (i) Liens created pursuant to the Note Documents; (ii) Liens pursuant to customary security deposits under operating leases in the ordinary course of business; (iii) Liens arising pursuant to the Pre-Petition Notes; (iv) any Liens arising in the ordinary course of business in connection with capital leases or equipment financing arrangements of the Borrowers in effect on the date hereof; (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s Liens or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; (vi) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such Liens on the books of such person as may be required by generally accepted accounting principles; and (vii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pre-Petition Lenders” means the Holder, AB Opportunity and Milfam in their capacity as lenders under the Pre-Petition Notes.

“Pre-Petition Notes” means (i) the Senior Secured Promissory Note, dated April 14, 2014, in the original principal amount of $5,000,000, from Cosi in favor of Milfam; (ii) the Senior Secured Promissory Note, dated May 20, 2014, in the original principal amount of $2,000,000, from Cosi in favor of AB Opportunity; and (iii) the Senior Secured Promissory Note, dated May 20, 2014, in the original principal amount of $500,000, from Cosi in favor of AB Value.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, all “Collateral” as provided in the Interim Order.

“Pro Rata Percentage” means, as of any date, the percentage obtained from the fraction (x) the numerator of which is the principal amount of Loans funded by the Holder under this Note as of such date and (y) the denominator of which is the principal amount of loans funded by all DIP Lenders under all DIP Notes as of such date.

“Restricted Payments” has the meaning assigned to such term in Section 8.9.

“Sale Milestones” means, with respect to the 363 Sale Process, the following sale milestones: (i) filing with the Bankruptcy Court no later than October 3, 2016 of a sale motion seeking approval of the 363 Sale Process and bidding protections for the Stalking Horse Bidder; (ii) execution of a Stalking Horse Agreement with the DIP Lenders as the Stalking Horse Bidder no later than October 7, 2016; (iii) entry of order relating to bidding procedures no later than October 14, 2016; (iv) entry of order(s) approving transactions relating to the sale of all or substantially all of the assets of the Borrowers no later than November 22, 2016; and (v) closing of transactions relating to sale of all or substantially all of the assets of the Borrowers no later than November 28, 2016.

“Stalking Horse Agreement” has the meaning assigned to such term in Section 7.5.

“Stalking Horse Bidder” has the meaning assigned to such term in Section 7.5.

“Store” means a “Cosi”-branded restaurant.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

Section 2.             The Loans. This Note evidences the Loans made to the Borrowers by the Holder in accordance with the terms hereof.

Section 3.	Terms of this Note.

Section 3.1          Commitment Amount.          Subject to the terms and conditions set forth herein, including the absence at the time of the making of any Loan of a Default or Event of Default, and the correctness of the representations and warranties deemed made to the Holder at the time of each borrowing request, during the period from the Effective Date to the Maturity Date, the Holder agrees to make loans (“Loans”) to the Borrowers on the terms and conditions contained in the DIP Order and consistent with and at the times provided in the Budget, in an aggregate principal amount outstanding not to exceed at any time such Holder’s Commitment Percentage of the Commitment Amount at such time; provided that amounts may only be drawn on this Note on a pro rata basis (based on the Commitment Percentage of each DIP Lender) with amounts drawn under the other DIP Notes. The obligation of each Holder to make Loans shall be several and not joint.

Section 3.2          Procedure for Borrowing. The Borrowers may borrow Loans on any Business Day by, prior to 12:00 p.m. (New York, New York time) on such Business Day, requesting, in writing, the Holder to make such Loans.  Each Borrowing shall be subject to the requirements of Section 5.2.

Section 3.3          Interest.

(a)          Interest shall accrue daily on the Adjusted Principal Balance at a rate per annum equal to twelve percent (12%) (computed on the basis of the actual number of days elapsed over a year of 365/366 days calculated from and including the date the first Loan is made).

(b)          Interest on the Adjusted Principal Balance shall be payable in arrears on the Maturity Date in the manner set forth in Section 3.5; provided, however, that if the Adjusted Principal Balance is prepaid in whole or in part, at any time after the date hereof, all accrued and unpaid interest with respect to such principal amount prepaid shall be due and payable in cash on the date of such prepayment.

(c)          Upon the occurrence and during the continuance of an Event of Default, the Adjusted Principal Balance and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such proceeding) payable on demand at a rate per annum equal to fifteen percent (15%) (computed on the basis of the actual number of days elapsed over a year of 365/366 days calculated from and including the date the first Loan is made) (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 3.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Holder.

Section 3.4          Principal.          The Adjusted Principal Balance shall be due and payable in immediately available funds in its entirety on the Maturity Date. Principal amounts repaid under this Note may not be re-borrowed.

Section 3.5          Payments.

(a)          All payments on or in respect of this Note, including principal and interest, will be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds to the Holder in such manner and at such place as the Holder shall have designated to the Borrowers.

(b)          All payments on or in respect of this Note shall be free and clear of, and without deduction or withholding for, any taxes or other payments; provided that if the Borrowers shall be required to deduct any taxes or other payments (other than taxes based on or measured by the net income of the Holder) from such payments, then (i) any payments hereunder shall be increased as necessary so that after making all required deductions, the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(c)	Any payment of this Note made shall be applied as follows:

first, ratably to pay all unpaid expenses, fees (including the Exit Fee) and actual, incurred indemnities due hereunder to the full extent thereof;

second,  ratably to pay any accrued  unpaid interest (including interest at the Default Rate, if any);

third, to prepay the principal amount of the Note then outstanding until paid in full;

fourth, ratably to pay any other Obligations then due and payable; and

fifth, to the Borrowers.

Section 3.6          Optional Prepayment.          This Note may, on any Business Day, and subject to payment of the Exit Fee in respect of such payment amount, be prepaid by the Borrowers.

Section 3.7          Mandatory Prepayment. Upon receipt by any Borrower of the Net Proceeds of
(x)          any Disposition (other than a Disposition permitted by Section 8.2(a) or (ii) any Event of Loss, the Borrowers shall immediately deliver the Net Proceeds thereof to the DIP Lenders for application to the
Loans and the loans under the other DIP Notes (on a pro rata basis such that the Holder receives no less than its Pro Rata Percentage thereof) as a prepayment thereof, together with the Exit Fee and a calculation of the Net Proceeds received by such Borrower in respect thereof.

Section 3.8          Fees.

(a)          Upon any payment on or in respect of this Note (whether at maturity, prior to maturity or otherwise), the Borrowers shall pay to the Holder, in addition to the amount of such payment, an amount equal to three percent (3.00%) of the amount of such payment (the “Exit Fee”).

(b)          The Borrowers shall pay to the Holder, on the Maturity Date, a facility fee in an amount equal to three precent (3.00%) multiplied by the Holder’s Commitment Percentage of the Commitment Amount set forth in clause (b) of the definition thereof, which facility fee shall be fully- earned on the Effective Date.

Section 3.9          Waivers. The Borrowers waive diligence, presentment, demand, protest, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity hereof, and notice of every kind whatsoever. The failure of the Holder to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

Section 4.          Collateral Security.  Pursuant to the DIP Order and in accordance with the terms thereof and hereof, as security for the full and timely payment and performance of all of the Obligations, each of the Borrowers hereby assigns, pledges and grants to the Holder a valid, binding, continuing enforceable fully-perfected, first priority (except as provided in the DIP Order) senior security interest in and to and lien on any and all Property of the Borrowers, whether now owned or existing or hereafter created, acquired or arising, including all of the following properties and interests in properties, whether now owned or hereafter created, acquired or arising (all being collectively referred to herein, together with all “Collateral” under the DIP Order, as the “Collateral”):

(a)          all Accounts;

(b)	all Chattel Paper;

(c)	all Commercial Tort Claims;

(d)          all Deposit Accounts, all cash, and other property deposited therein or otherwise credited thereto from time to time;

(e)	all Documents;

(f)	all General Intangibles;

(g)	all Goods, including any and all Inventory, Equipment and Fixtures;

(h)	all Instruments;

(i)	all Investment Property;

(j)	all Letter-of-Credit Rights;

(k)	all Supporting Obligations;

(l)          any and all other real or personal property and interests in real or personal property (including real estate and leasehold interests) whether or not subject to the UCC;

(m)          any and all books and records, in whatever form or medium, that at any time evidence or contain information relating to any of the foregoing;

(n)          all Accessions and additions to, and substitutions and replacements of, any and all of the foregoing;; and

(o)          all Proceeds and products of the foregoing, and all insurance pertaining to the foregoing and proceeds thereof.

Each of the capitalized terms used in the foregoing clauses(a) through (o) are as defined in the UCC.

Section 5.          Conditions.

Section 5.1          Conditions to Effective Date.  The effectiveness of this Note is subject to the satisfaction or waiver of each of the following conditions precedent:

(a)          The Holder shall have completed its due diligence of the Borrowers with results deemed satisfactory by the Holder;

(b)          The Holder shall have received from each Borrower duly executed counterparts of this Note (in such number as may be requested by the Holder);

(c)	The Holder shall have received the initial Budget;

(d)          The Interim Order shall have been entered by the Bankruptcy Court no later than September 30, 2016;

(e)          All first day motions filed by the Borrowers and all first day orders entered on the docket of the Bankruptcy Court, in each case, relating to the Bankruptcy Cases shall be satisfactory to the Holder in its reasonable discretion; and

(f)          The Holder shall have received any other document required by the DIP Order or requested by the Holder.

Section 5.2          Conditions to Lending. The obligation of the Holder to make any Loan to the Borrowers on or after the Effective Date is subject to the satisfaction or waiver of each of the following conditions precedent:

(a)          Each of the representations and warranties set forth in Section 6 shall be true and correct on and as of the date of the making of such Loan (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)          At the time of, and immediately after giving effect to, the making of such Loan no Default or Event of Default shall have occurred and be continuing;

(c)          The Holder shall be reasonably satisfied with (i) the progress of the 363 Sale Process, including, without limitation, the likelihood of consummating a 363 Sale prior to the Maturity Date resulting in Net Proceeds to the Borrowers in an amount equal to or greater than the Adjusted Principal Balance and (ii) the terms and status of the Stalking Horse Agreement or other transaction related to a 363 Sale;

(d)          Since the date of the filing of the Bankruptcy Cases, no event or circumstance shall have occurred, either individually or in the aggregate, that has caused or could reasonably be expected to cause a Material Adverse Change;

(e)          After giving effect to the funding of the requested Loans and any loans requested under the other DIP Loans on such date, the principal amount of Loans funded by the Holder shall not exceed the Commitment Percentage of all loans funded by all DIP Lenders under the DIP Notes; and

(f)          (i) The final DIP Order, in form and substance acceptable to the Holder, shall have been entered prior to October 28, 2016, (ii) the final DIP Order, in form and substance acceptable to the Holder, shall have been entered following the expiration of the Interim Order and (iii) none of the following shall have occurred: (A) the Interim Order or the final DIP Order, as applicable, shall have been vacated, stayed, reversed, modified or amended without the Holder’s consent or shall otherwise not be in full force and effect, (B) a motion for reconsideration of the Interim Order or the final DIP Order, as applicable, shall have been timely filed or (C) an appeal of the Interim Order or the final DIP Order, as applicable, shall have been timely filed and such order in any respect is the subject of a stay pending appeal.

Section 6.          Representations and Warranties. The Borrowers, jointly and severally, represent and warrant to the Holder that the following are true, correct and complete:

Section 6.1          Corporate Matters.  Each Borrower:

(a)          is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)          has the corporate, limited liability company or limited partnership (as applicable) power and authority necessary to own its assets, and, subject to entry of the DIP Order, to carry on its business and execute, deliver, and perform its obligations under, the Note Documents;

(c)          has all governmental licenses, authorizations, permits, consents and approvals to own its assets, and, subject to entry of the DIP Order, to carry on its business and execute, deliver, and perform its obligations under, the Note Documents;

(d)          is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(e)          is in compliance with all requirements of law applicable to it, except to the extent any consequences of such violation are subject to the automatic stay imposed under the Bankruptcy Code;

Section 6.2          Due Authorization. Upon entry by the Bankruptcy Court of the DIP Order, the execution, delivery and performance by each of the Borrowers of this Note and each other Note Document will have been duly authorized by all necessary action, and do not and will not: (a) contravene the terms of such Borrower’s organizational documents; (b) conflict with or result in any material breach or contravention of any document evidencing any material contractual obligation of such Borrower; (c) violate any requirement of law or any order, injunction, writ or decree of any Governmental Authority to which such Borrower or its Property is subject; or (d) result in the creation or imposition of any Lien upon any of the Property of such Borrower other than Permitted Liens; except, in the case of clauses (b), (c) and (d), to the extent that the failure to do so could not reasonably be expected to result in any liability or loss that is not subject to the automatic stay imposed by the Bankruptcy Code.

Section 6.3          Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Note or any other Note Document, except for (a) those obtained or made on or prior to the Effective Date, (b) the entry of, or pursuant to the terms of, the DIP Order or (c) recordings, registrations and filings in connection with the Liens granted to the Holder hereunder.

Section 6.4          Enforceability. Upon entry by the Bankruptcy Court of the DIP Order, this Note and each other Note Document constitute the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 6.5          No Default; No Breach of Law. No Default or Event of Default exists or would result from the incurring of any Obligations by any Borrower or the grant or perfection of the Holder’s

Liens on the Collateral. No Borrower is in default under or with respect to any requirement of law or contractual obligation in any respect which, individually or together with all such defaults, could reasonably be expected to cause a Material Adverse Change.

Section 6.6          Material Adverse Change. Since the date of the filing of the Bankruptcy Cases there has been no event or circumstance, either individually or in the aggregate, that has caused or could reasonably be expected to cause a Material Adverse Change.

Section 6.7          Disclosure. None of the representations or warranties made by any Borrower in the Note Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Borrower in connection with the Note Documents, when taken as a whole, contains any untrue statement of a material fact or omits any material fact known to any Borrower required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered, except that any such information consisting of financial projections prepared by the Borrowers is only represented herein as being based on good faith estimates and assumptions believed by such Borrowers to be reasonable at the time made, it being recognized by the Holder that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

Section 6.8          Use of Proceeds. The proceeds of the Loans will be used only in the manner and for the purposes set forth in Section7.2.

Section 7.          Affirmative Covenants. Each Borrower covenants and agrees that, so long as the   Holder shall have any commitment to make Loans hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

Section 7.1          Periodic Reporting.          The Borrowers shall deliver to the Holder in detail reasonably satisfactory to the Holder:

(a)          as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Cosi and its subsidiaries as at the end of such fiscal year, together with the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and accompanied by the unqualified opinion of any nationally recognized independent public accounting firm reasonably acceptable to the Holder, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP;

(b)          as soon as available, but not later than thirty (30) days after the end of each fiscal month (or, (x) in the case of a fiscal month that is also the end of a fiscal quarter, forty-five (45) days and

(y)          in the case of a fiscal month that is also the end of a fiscal year, sixty (60) days), a copy of the unaudited consolidated balance sheet of Cosi and its subsidiaries, together with the related statements of income or operations, shareholders’ equity and cash flows for such fiscal month, in each case, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and, in each case, discussing the reasons for any significant variations, all certified on behalf of the Borrowers by an appropriate responsible officer of Cosi as fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Cosi and its subsidiaries on a consolidated basis; and

(c)          on each Monday, (i) weekly cash flow updates for the Borrowers and (ii) updates on all data received by the Borrowers from their franchisees during the prior week.

Section 7.2          Use of Proceeds. The Borrowers will use the proceeds of the Loans for the general corporate purposes of the Borrowers and for funding operations during a 363 Sale Process with an aim to consummate a 363 Sale, in each case in accordance with the Budget; provided that proceeds of the Loans may not be used in any matter whatsoever in connection with (a) any modification, stay or amendment of any DIP Order without the prior consent of the Holder or (b) the investigation of, preparation for, or commencement or prosecution of any litigation, proceeding or adverse action against, or challenge to the rights, validity and/or the first-priority status of the Liens and pre-petition secured claims of the Holder, the other DIP Lenders or the Pre-Petition Lenders, except as specifically provided in the DIP Order.

Section 7.3          Budget; Capital Expenditures.

(a)          The initial Budget shall depict, on a weekly basis, cash revenues, receipts, expenses and disbursements and other information for the first 13-week period from the Effective Date and such initial Budget shall be approved by, and in form and substance satisfactory to the Holder in its sole and absolute discretion.

(b)          The Budget shall be updated, modified or supplemented (with the written consent and/or at the request of the Holder) from time to time, but in any event not less than on a monthly basis (with the delivery to the Holder no later than two (2) weeks (or such other time as the Holder shall approve) prior to the end of the period covered by the then-effective Budget), and each such updated, modified or supplemented budget shall be approved in writing by, and shall be in form and substance reasonably satisfactory to, the Holder and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed the Budget; provided, however, that in the event the Holder, on the one hand, and the Borrowers, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default once the period covered by the prior Budget has terminated.

(c)          The Budget shall be updated, modified or supplemented at the request of the Holder prior to the effectiveness of any transaction consented to by the Holder under this Note and each such updated, modified or supplemented budget shall be approved in writing by, and shall be in form and substance reasonably satisfactory to, the Holder in its sole and absolute discretion and no such updated, modified or supplemented budget shall be effective until approved by the Holder, and once so approved shall be deemed the Budget; provided, however, that in the event the Holder, on the one hand, and the Borrowers, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default.

(d)          Each Budget delivered to the Holder shall be accompanied by such supporting documentation as reasonably requested by the Holder; each Budget shall be prepared in good faith based upon assumptions which the Borrowers believe to be reasonable.

(e)	The Borrowers shall comply in all respects with the terms of the Budget.

(f)          The Borrowers shall not incur any capital expenditures other than ordinary maintenance and repair.

Section 7.4          Borrower Advisors. The Borrowers shall retain (i) a chief restructuring officer acceptable to the DIP Lenders in their sole and absolute discretion no later than ten days following the Petition Date and (ii) such additional advisors as may be reasonably requested by the DIP Lenders and on terms and conditions satisfactory to the DIP Lenders. The Borrowers and their representatives will fully cooperate with any such advisors and consultants and grant them full and complete access to the books and records of the Borrowers.

Section 7.5          363 Sale Process. The Borrowers shall (a) on a regular basis, consult with the Holder regarding the status of the 363 Sale Process and material motions and proceedings in the Bankruptcy Cases (including with respect to rejection or assumption of leases), (b) promptly, following the request of the Holder, furnish to the Holder all documentation and information regarding the 363 Sale Process and the Sale Milestones reasonably requested by the Holder, (c) file the 363 Sale Motion no later than October 3, 2016, (d) enter into a stalking horse agreement in form and substance acceptable to the Holder with a Person(s) selected by the DIP Lenders (which may be the DIP Lenders or affiliates thereof) (the “Stalking Horse Bidder”) no later than October 7, 2016 (the “Stalking Horse Agreement”), and (e) engage in weekly conference calls with the DIP Lenders at times during normal business hours that are mutually convenient.

Section 7.6          Further Assurances. At any time or from time to time upon the request of the Holder, the Borrowers will, at their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Holder may request in order to effect fully the purposes of the Note Documents, including the execution and delivery of any documents and instruments requested by the Holder to effectuate the Liens and security interests contemplated hereby and the filing of any related motions with the Bankruptcy Court to effectuate the purpose of the Note Documents.

Section 7.7          Rejection of Certain Store Leases. The Borrowers shall file a motion to reject all Store locations with a negative cash flow on a trailing twelve-month basis, unless otherwise agreed to by the Holder.

Section 7.8          Compliance with Other Note Documents. The Borrowers shall perform, observe and comply with all covenants, agreements and terms contained in the other Note Documents.

Section 7.9          Notice. The Borrowers shall notify promptly the Holder of each of the following (and in no event later than five (5) Business Days after a responsible officer of a Borrower becoming aware thereof):

(a)          the occurrence or existence of any Default or Event of Default;

(b)          any breach or non-performance of, or any default under, any contractual obligation of any Borrower, or any violation of, or non-compliance with, any requirement of law, which could reasonably be expected to cause a Material Adverse Change;

(c)          any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Borrower and any Governmental Authority which could reasonably be expected to cause a Material Adverse Change;

(d)          the commencement of, or any material development in, any litigation proceeding against any Borrower (i) in which the amount of damages claimed is $50,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to cause a Material Adverse Change or (iii) in which the relief sought is an injunction or other stay of the performance of this Note or any other Note Document;

(e)	the occurrence of any Material Adverse Change; and

(f)         any material change in accounting policies or financial reporting practices by any Borrower.

Each notice pursuant to this Section7.9 shall be accompanied by a statement by a responsible officer of Cosi setting forth details of the occurrence referred to therein along with any supporting documentation or information reasonably requested by the Holder.

Section 7.10          Additional Information; Bankruptcy Pleadings. The Borrowers shall furnish to the Holder with reasonable promptness, such additional business, financial, corporate affairs, and other information as the Holder may from time to time reasonably request. The Borrowers shall furnish the Holder with reasonable promptness copies of all material pleadings, proceedings or motions filed in the Bankruptcy Cases, and unless impractical due to exigent circumstances, advance drafts of any material pleadings, proceedings or motions intended to be filed by the Borrowers.

Section 8.          Negative Covenants. Each Borrower covenants and agrees that, so long as the Holder shall have any commitment to make Loans hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

Section 8.1          Liens. No Borrower shall directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than Permitted Liens. Notwithstanding the foregoing, Permitted Liens (except for Permitted Liens in effect on the Petition Date other than the liens securing the Pre-Petition Notes) shall at all times be junior and subordinate to the Liens under the Note Documents and the DIP Order securing the Obligations. The prohibition provided for in this Section 8.1 specifically includes any effort by any Borrower, any official committee in the Bankruptcy Cases or any other party in interest in the Bankruptcy Cases to prime or create, pari passu to any claims, Liens or interests of any DIP Lender or Pre-Petition Lender, any Lien, in each case, other than as set forth in the DIP Order and irrespective of whether such claims, Liens or interests may be “adequately protected.”

Section 8.2          Dispositions. No Borrower shall directly or indirectly, sell, assign, lease, convey, transfer or otherwise Dispose of (whether in one or a series of transactions) any Property, except:

(a)	Dispositions of inventory in the ordinary course of business; and

(b)	the 363 Sale.

Section 8.3          Merger. No Borrower shall, and no Borrower shall agree to, merge, consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to or in favor of any Person other than another Borrower.

Section 8.4          Investments. No Borrower shall (a) purchase or acquire any equity interests in, or any obligations or other securities of, or any other interest in, any Person, including the establishment, acquisition or creation of a subsidiary, or (b) make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination or (c) make or purchase or commit to make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of a Borrower or any subsidiary of a Borrower (the items described in clauses(a), (b) and (c) are referred to as “Investments”), except for Investments explicitly permitted by the Budget.

Section 8.5          Indebtedness. No Borrower shall create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)          Indebtedness under the Note Documents and the Pre-Petition Notes; and

(b)          Indebtedness constituting trade debt arising in the ordinary course of business and consistent with the Borrowers’ past practices.

Notwithstanding the foregoing, no Indebtedness permitted under Section 8.5 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the DIP Lenders.

Section 8.6          Affiliate Transactions. No Borrower shall, except for transactions between or among Borrowers, sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except that a Borrower may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

Section 8.7          Store Closures. The Borrowers may not close any Store location owned by the Borrowers that has positive cash flows on a trailing twelve-month basis without the prior written consent of the Holder.

Section 8.8          Budget.          No Borrower shall (a) pay any management, advisory, consulting, arrangement or similar fees to any Affiliate of any Borrower or to any officer, director or employee of any Borrower except for any such payments set forth in the Budget, (b) make or commit to make, any capital expenditures in any period in an amount in excess of the amount set forth in the Budget for capital expenditures for such period or (c) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity.

Section 8.9          Restricted Payments.          No Borrower shall (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity interest, (b) purchase, redeem or otherwise acquire for value any equity interest now or hereafter outstanding or (c) make any payment on account of an earn-out obligation, purchase price adjustment, deferred payment obligation, deferred purchase price obligation or other similar obligation on account of any acquisition (the items described in the foregoing clauses(a), (b) and (c) are referred to as “Restricted Payments”) except that any Borrower may make Restricted Payments to any other Borrower.

Section 8.10          Note Documents. The Borrowers will not seek, consent to, or permit to exist, without the prior written consent of the Holder, any order granting authority to take any action that is prohibited by the terms of this Note or the other Note Documents or refrain from taking any action that is required to be taken by the terms of this Note or any of the other Note Documents.

Section 9.          [Reserved].

Section 10.          Events of Default and Remedies.

Section 10.1          Events of Default.  An “Event of Default” will exist if any of the following occurs and is continuing:

(a)          any Borrower shall fail to make any payment of principal or interest on this Note, or on any other payment obligation of any nature pursuant to any other Note Document, when and as such principal, interest or other payment obligation becomes due and payable, in each case whether by acceleration, demand or otherwise; or

(b)          any representation or warranty made or deemed made by a Borrower herein or in any other Note Document shall prove to have been inaccurate in any material respect (without duplication of any materiality qualifier set forth in such representation or warranty) as of the date made; or

(c)          failure by any Borrower to perform or observe any covenant set forth in Section 7.2, 7.3, 7.5 or 8; or

(d)          failure by any Borrower to perform or observe any other covenant, term or agreement set forth in this Note or the other Note Documents and such failure shall continue un-remedied for a period of five (5) Business Days; or

(e)          Section 4 shall cease, for any reason, to be in full force and effect, or any Borrower shall so assert, or any Lien created by any Borrower in favor of the Holder to secure the Obligations shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(f)          (i) the total operating disbursements of the Borrowers for any rolling time period of the Budget from the Effective Date to the end of such time period shall have exceeded the total disbursements allowed in the Budget for such rolling period by more than 15% (a “Disbursement Deficiency”); or (ii) the total operating disbursements (other than rents) of the Borrowers for any single line item in the Budget (A) for any weekly period is exceeded by the greater of 30% and $100,000 or (B) for any trailing three-week period is exceeded by greater than 15%; or (iii) the total rent expenses of the Borrowers for any calendar month shall exceed $1,000,000; or (iv) for any weekly period, sales in Stores that are not subject to a rejection motion shall fall below the budgeted sales in such Stores by greater than 10%; or (v) total payments in respect of pre-petition claims to critical vendors pursuant to a critical vendor order (if court authority is sought and obtained) shall exceed $100,000; or

(g)          any DIP Order shall have been reversed or modified without the consent of the Holder; or

(h)          any “Event of Default” under, and as defined in, the DIP Order or any other DIP Note shall have occurred and be continuing; or

(i)          any Borrower shall propose a plan of reorganization that either (i) does not contemplate the payment in full in cash of this Note and the other DIP Notes on the Maturity Date or (ii) is not otherwise reasonably acceptable to the Holder; or

(j)	the Borrowers shall fail to achieve any Sale Milestone; or

(k)          any Bankruptcy Case shall have been converted into a case under chapter 7 of the Bankruptcy Code; or

(l)            there shall occur a change or transfer of venue relating to any Bankruptcy Case from the United States Bankruptcy Court for the District of Massachusetts; or

(m)          either (i) the Stalking Horse Agreement shall have been terminated and three (3) Business Days shall have elapsed thereafter; or (ii) a definitive agreement for the sale of a substantial part of the Borrowers’ assets to a purchaser other than the Stalking Horse Bidder shall have been entered into; or (iii) the Borrowers shall have withdrawn the 363 Sale Motion or materially altered the 363 Sale Process, and in either or (i), (ii) or (iii), three (3) Business Days shall have elapsed thereafter or

(n)          any Borrower shall file any adversary proceeding, motion or other adverse action (or assist any other Person in connection with any such filing) against (i) any of the DIP Lenders that in any manner challenges or questions the enforceability, validity or priority of the liens or Claims of the Holders under the DIP Notes or (ii) any of the Pre-Petition Lenders that in any manner challenges or questions the enforceability or validity of the liens or claims of the Pre-Petition Lenders under the Pre- Petition Notes; provided that the Borrowers shall not be precluded from taking any action to the minimal extent necessary to avoid the estates waiving the right to assert that some or all of the liens in favor of the Pre-Petition Lenders are subject to avoidance under Section 547 of the Bankruptcy Code (it being understood that the Pre-Petition Lenders fully assert and hereby preserve the contention that such liens are not avoidable); there shall have occurred a Material Adverse Change since the date of the filing of the Bankruptcy Cases; or

(o)          any creditor of any Borrower shall be granted relief from the stay to any material Property of the Borrowers.

Section 10.2          Remedies.

(a)          If an Event of Default has occurred and is continuing, the Holder will have the right to (i) decline any further making of Loans and declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Holder; (ii) subject to the terms of the DIP Order, enforce any and all Liens and security interests created pursuant to this Note or the DIP Order and (iii) take all other actions permitted under applicable law;

(b)          No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder or under any Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

(c)          The rights, powers and remedies given to the Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.          Miscellaneous.

Section 11.1          Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Borrowers and the Holder; provided that no amendment or waiver of this Note that would materially adversely affect the interests of the other DIP Lenders shall be entered into without the written consent of each other DIP Lender (and, for the avoidance of doubt, any amendment that would alter this proviso shall require the written consent of each DIP Lender and each DIP Lender is a third-party beneficiary of this proviso).

Section 11.2          Waiver.          Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 11.1.

Section 11.3          Expenses. Any action taken by any Borrower under or with respect to any Note Document, even if required under any Note Document or at the request of the Holder, shall be at the expense of such Borrower, and the Holder shall not be required under any Note Document to reimburse any Borrower therefor. Each Borrower shall reimburse the Holder for all fees, costs and expenses (including the fees and expenses of counsel, advisors, consultants and auditors (including financial advisors and sales consultants)), (i) incurred in connection with the negotiation, preparation and administration of the Note Documents and the DIP Order and (ii) incurred in connection with: (A) any amendment, modification or waiver of, consent with respect to, or termination of, any of the Note Documents; (B) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Holder, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Note Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case or proceeding commenced by or against any Borrower or any other Person that may be obligated to the Holder by virtue of the Note Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (B) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct (as determined by a final non-appealable judgment); (C) any attempt to enforce or prosecute any rights or remedies of the Holder against any or all of the Borrowers or any other Person that may be obligated to the Holder by virtue of any of the Note Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; (D) any work-out or restructuring of the Loans during the pendency of one or more Events of Default; (E) the obtaining of approval of the Note Documents by the Bankruptcy Court; (F) the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases and any successor cases, attendance at meetings, court hearings or conferences related to the Bankruptcy Cases and any successor cases, and general monitoring of the Bankruptcy Cases and any successor cases; (G) efforts to monitor the Loans or any of the other Obligations, evaluate, observe or assess any of the Borrowers or their respective affairs, and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; (H) any lien searches or request for information listing financing statements or liens filed or searches conducted to confirm receipt and due filing of financing statements and security interests in all or a portion of the Collateral; and (I) including, as to each of clauses (A) through (H) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by the Borrowers to the Holder. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, sales consultants, financial advisors, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; air express charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services..

Section 11.4          Indemnification. Each Borrower agrees to indemnify, hold harmless and defend the Holder and each of its Affiliates, successors or assigns, and each director, member, manager, equity holder, officer, employee, agent, trustee, representative, attorney, accountant, collateral auditor, appraiser and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to the Holder or any of its Affiliates (each such Person being an “Indemnitee”) from and against all liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Note Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Borrower, (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other requirement of law or theory thereof, including common law, equity, contract, tort or otherwise or (iii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Borrower waives and agrees not to assert against any Indemnitee any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Indemnitee.

Section 11.5          Marshaling; Payments Set Aside. The Holder shall not be under any obligation to marshal any Property in favor of any Borrower or any other Person or against or in payment of any Obligation. To the extent that the Holder receives a payment from a Borrower from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.6          Entire Agreement. This Note and the other Note Documents, together with all exhibits and schedules to each such document, constitute the entire final agreement and understanding between the parties hereto and thereto pertaining to the subject matter of each document and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter of each document, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter hereof and there are no unwritten oral agreements between the parties.

Section 11.7          Notices.          Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested; as follows:

If to the Holder, addressed to:

AB Value Partners, L.P.
Address: 84 Elm Street
Westfield, NJ 07090
   Attn:          David Polonitza
Tel:          732.701.7008
Email:          david@abvalue.us

If to the Borrowers, addressed to: Cosi, Inc.

Address:  254 Washington Street, Suite 510
Boston, MA 02108
Attn:          Vicki Baue
Tel: 312.310.1336
Email:          vbaue@getcosi.com

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 11.7.

Section 11.8          Assignment. This Note will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by any Borrower without the prior written consent of the Holder, such prior written consent to be given or withheld in the Holder’s sole and absolute discretion, and any purported assignment without such prior written consent shall be null and void and of no force or effect. The Holder may assign this Note and its rights, interests and obligations under this Note to one or more Persons upon providing written notice of such assignment to the Borrowers, and the Borrowers shall assist the Holder in consummating any such assignment. This Note is not intended to confer any rights or remedies upon any Person except the Borrowers and the Holder unless otherwise specifically stated herein. The assignment of this Note by the Borrowers or the Holder shall not affect the right to indemnification contained herein and shall remain in full force and effect against the indemnitors and their successors and assigns.

Section 11.9          Governing Law; Consent to Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE). EACH BORROWER HEREBY CONSENTS AND AGREES THAT (I) THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWERS AND THE HOLDER; PROVIDED THAT THE HOLDER AND THE BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION11.7 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER’S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

Section 11.10          Waiver of Jury Trial.          THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS NOTE, THE OTHER NOTE DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 11.11          Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.

Section 11.12          Entire Agreement; Release. The Note Documents embody the entire agreement of the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter thereof. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

Section 11.13          Joint and Several. The obligations of the Borrowers hereunder and under the other Note Documents are joint and several.

Section 11.14          Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Note by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Note.

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BORROWERS:
COSI, INC.
a Delaware corporation

By:	/s/Edward Schatz
Name:	Edward Schatz
Title:	Acting CFO

COSI SANDWICH BAR, INC.,
a Delaware corporation

By:	/s/Edward Schatz
Name:	Edward Schatz
Title:	Acting CFO

XANDO COSI OF MARYLAND, INC.,
a Maryland corporation

By:	/s/Edward Schatz
Name:	Edward Schatz
Title:	Acting CFO

HEARTHSTONE ASSOCIATES, LLC

By: Cosi, Inc.
Its: Sole Member and Manager

By:	/s/Edward Schatz
Name:	Edward Schatz
Title:	Acting CFO

HEARTHSTONE PARTNERS, LLC

By: Hearthstone Associates, LLC
Its: Manager

By:	/s/Edward Schatz
Name:	Edward Schatz
Title:	Acting CFO

HOLDER:

AB VALUE PARTNERS, L.P.

By: /s/Andrew Berger
Name: Andrew Berger
Title: Manager